Exhibit 99.1

News Release	Corporate Communications	Phone: 952-351-3087
	7480 Flying Cloud Drive	Fax: 952-351-3009
Minneapolis, MN 55344

For immediate release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve.wold@atk.com

ATK Reports FY09 First Quarter Earnings — up 9 Percent to $1.64 Per Share

First Quarter Sales up 17 Percent to More Than $1.1 Billion

First Quarter Net Income Rises 10 Percent to $58 Million

ATK Raises Full-Year Sales Outlook to Approximately $4.55 Billion, Narrows Full-Year EPS to Upper End of Range at $7.25 - $7.35

                Minneapolis, August 7, 2008 — Alliant Techsystems (NYSE: ATK) reported today that earnings per share (EPS) in the first quarter of fiscal year 2009, which ended on June 29, rose 9 percent from the prior-year quarter to $1.64.  The quarter included charges of approximately $15 million ($9 million net of tax, or 27 cents per share) related to program performance in the company’s spacecraft structures business that are intended to correct the issues and restore it to profitability.  Based on continued strength in its overall businesses, the company is raising full-year sales guidance to approximately $4.55 billion, up from previous guidance of approximately $4.5 billion, and narrowing its EPS estimate to the upper end of the range at $7.25 - $7.35.

                Sales for the quarter surpassed $1.1 billion, a 17 percent increase over the prior-year quarter, while organic sales increased 12 percent.  Net income for the quarter rose 10 percent to $58 million.

                “I am pleased with the overall performance of our company,” said Dan Murphy, Chairman and CEO.  “We are moving now to further integrate and strengthen our space operations. ATK’s full-year and long-term outlook is very strong.”

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for the first quarter of fiscal year 2009, which ended on June 29, 2008 (in thousands).

External Sales:

	Quarters Ended
	June 29,	July 1,		%
	2008	2007	$ Change	Change

ATK Armament Systems	$441,574	$335,502	$106,072	32%
ATK Mission Systems	276,503	256,465	20,038	8%
ATK Space Systems	406,788	366,405	40,383	11%
Total external sales	$1,124,865	$958,372	$166,493	17%

Income before Interest, Income Taxes, and Minority Interest (Operating Profit):

	Quarters Ended
	June 29,	July 1,		%
	2008	2007	$ Change	Change

ATK Armament Systems	$44,160	$28,877	$15,283	53%
ATK Mission Systems	32,834	27,452	5,382	20%
ATK Space Systems	36,242	50,897	(14,655)	(29)%
Corporate	(4,904)	(5,722)	818
Total	$108,332	$101,504	$6,828	7%

SEGMENT RESULTS

                ATK operates three principal business groups: Armament Systems, Mission Systems, and Space Systems (the combination of the company’s former Launch Systems group and the space assets of the Mission Systems group).   The company reorganized to this structure during the first quarter of FY09.  The financial results reported below reflect the reorganization for both FY08 and FY09.

ATK ARMAMENT SYSTEMS

                Sales in the Armament Systems group rose 32 percent to $442 million compared to $336 million in the prior-year quarter.  Part of the strong start was due to the timing of $26 million in medium-caliber ammunition sales that were recorded in the first quarter rather than later in the fiscal year.  Absent the timing, the increase still reflects continued strength in commercial products and military ammunition sales.

                Earnings before interest, taxes, and minority interest (operating profit) rose 53 percent to $44 million from $29 million in the prior-year quarter, reflecting higher sales volume and improved profitability in commercial products and energetics, partially offset by higher raw material costs.

ATK MISSION SYSTEMS

                Sales in the Mission Systems group rose eight percent to $277 million from $256 million in the prior-year quarter.  The increase reflects additional work on NASA space exploration programs, growth in the group’s tactical rocket motor business and strong demand for defense electronics.

                Operating profit increased 20 percent to $33 million, compared to $27 million in the prior-year quarter.  The increase reflects better performance in military aircraft structures, additional volume in NASA programs and tactical rocket motors, partially offset by increased selling costs related to new business pursuits.

ATK SPACE SYSTEMS

                Sales in the Space Systems group grew by 11 percent to $407 million, compared to $366 million in the prior-year quarter.  The increase included a full quarter of sales from the acquisition of Swales Aerospace and continued strength in NASA and strategic programs.  These were partially offset by lower volumes in spacecraft structures programs and the group’s flare and decoy business.

                Operating profit was $36 million compared to $51 million in the prior-year quarter reflecting the impact of spacecraft structures performance, and increased research and development expenses.

CORPORATE AND OTHER

                In the first quarter, corporate and other expenses totaled $4.9 million compared to $5.7 million in the prior-year period.

OUTLOOK

                Based on better visibility into full-year performance and the continued strength of its overall businesses, ATK is raising its sales guidance to approximately $4.55 billion, up from previous expectations of approximately $4.5 billion.  The company is narrowing its EPS estimate to the upper end of the range at $7.25 - $7.35.  The company now expects FY09 operating margins of approximately 10.5 percent, and an effective tax rate of approximately 37 percent.  Pension expenses are expected to be approximately $40 million.  Capital expenditures in FY09 are now expected to approach $120 million, up from previous expectations of approximately $115 million.  ATK continues to expect to generate free cash flow of approximately $260 million that will provide the financial flexibility to execute its capital deployment strategy (see reconciliation table for details).

                ATK is a premier aerospace and defense company with more than 17,000 employees in 21 states and approximately $4.6 billion in revenue.  News and information can be found on the Internet at www.atk.com.

                Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: delays in NASA’s human-rated launch programs; challenges faced in restoring profitability to the company’s spacecraft structures business, changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, share repurchases, pension funding, mergers and acquisitions and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

#          #          #

Reconciliation of Non-GAAP Financial Measures

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures. ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchase, and acquisitions after making the capital investments required to support ongoing business operations. ATK management uses free cash flow internally to assess both business performance and overall liquidity.

Projected
Year Ending
March 31,
2009
(in thousands)
Cash provided by operating activities	$ ~380,000
Capital expenditures	~(120,000)
Free cash flow	$ ~260,000

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED INCOME STATEMENTS

(In thousands except per share data)	QUARTERS ENDED
	June 29	July 1,
	2008	2007

Sales	$1,124,865	$958,372
Cost of sales	905,593	766,182
Gross profit	219,272	192,190
Operating expenses:
Research and development	21,721	12,683
Selling	38,687	29,930
General and administrative	50,532	48,073
Total operating expenses	110,940	90,686
Income before interest, income taxes, and minority interest	108,332	101,504
Interest expense	(16,709)	(19,297)
Interest income	367	284
Income before income taxes and minority interest	91,990	82,491
Income tax provision	34,033	29,913
Income before minority interest	57,957	52,578
Minority interest, net of income taxes	90	174
Net income	$57,867	$52,404

Earnings per common share:
Basic	$1.76	$1.58
Diluted	1.64	1.50

Average number of common shares	32,826	33,255
Average number of common and dilutive shares	35,184	34,852

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	June 29, 2008	March 31, 2008
Assets
Current assets:
Cash and cash equivalents	$20,148	$119,773
Net receivables	946,072	798,468
Net inventories	190,160	205,825
Deferred income tax assets	88,222	88,282
Other current assets	33,724	35,568
Total current assets	1,278,326	1,247,916
Net property, plant, and equipment	496,013	492,336
Goodwill	1,236,196	1,236,196
Prepaid and intangible pension assets	26,398	25,280
Deferred charges and other non-current assets	198,992	194,466
Total assets	$3,235,925	$3,196,194
Liabilities and Stockholders’ Equity
Current liabilities:
Cash overdrafts	$10,598
Current portion of long-term debt	483,438
Accounts payable	193,590	$215,755
Contract advances and allowances	73,341	81,624
Accrued compensation	97,624	147,287
Accrued income taxes	50,909	41,681
Other accrued liabilities	173,654	144,540
Total current liabilities	1,083,154	630,887
Long-term debt	971,562	1,455,000
Deferred income tax liabilities	40,113	38,316
Postretirement and postemployment benefits liabilities	137,889	138,378
Accrued pension liability	88,082	84,267
Other long-term liabilities	107,553	108,238
Total liabilities	2,428,353	2,455,086
Contingencies
Common stock - $.01 par value
Authorized - 90,000,000 shares
Issued and outstanding 32,947,063 shares atJune 29, 2008 and 32,795,800 at March 31, 2008	329	328
Additional paid-in-capital	463,933	467,857
Retained earnings	1,373,791	1,315,924
Accumulated other comprehensive loss	(373,896)	(376,636)
Common stock in treasury, at cost, 8,607,998 shares held at June 29, 2008 and 8,759,261 at March 31, 2008	(656,585)	(666,365)
Total stockholders’ equity	807,572	741,108
Total liabilities and stockholders’ equity	$3,235,925	$3,196,194

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	QUARTERS ENDED
	June 29, 2008	July 1, 2007
Operating activities
Net income	$57,867	$52,404
Adjustments to net income to arrive at cash used for operating activities:
Depreciation	18,781	17,693
Amortization of intangible assets	1,405	1,300
Amortization of deferred financing costs	728	1,258
Deferred income taxes	59	(761)
Loss on disposal of property	58	130
Minority interest, net of income taxes	90	174
Share-based plans expense	4,898	6,260
Excess tax benefits from share-based plans	(2,392)	(7,057)
Changes in assets and liabilities:
Net receivables	(147,604)	(77,152)
Net inventories	18,055	(11,255)
Accounts payable	(12,482)	8,733
Contract advances and allowances	(8,283)	(8,563)
Accrued compensation	(54,614)	(49,690)
Accrued income taxes	13,886	26,367
Pension and other postretirement benefits	7,565	8,403
Other assets and liabilities	24,470	14,614
Cash used for operating activities	(77,513)	(17,142)
Investing activities
Capital expenditures	(31,579)	(17,071)
Acquisition of business	(7,511)	(101,195)
Proceeds from the disposition of property, plant, and equipment	106	195
Cash used for investing activities	(38,984)	(118,071)
Financing activities
Change in cash overdrafts	10,598	22,196
Net borrowings on line of credit	—	100,000
Payments made for debt issue costs	(5)	(94)
Proceeds from employee stock compensation plans	3,887	9,320
Excess tax benefits from share-based plans	2,392	7,057
Cash provided by financing activities	16,872	138,479
(Decrease) increase in cash and cash equivalents	(99,625)	3,266
Cash and cash equivalents - beginning of period	119,773	16,093
Cash and cash equivalents - end of period	$20,148	$19,359